Exhibit 10.4.4

THORNBURG MORTGAGE, INC.

AMENDMENT NO. 4

TO

AMENDED AND RESTATED

2002 LONG-TERM INCENTIVE PLAN

Dated as of January 24, 2006

Pursuant to Section 8.2 of the Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”), the Board of Directors of Thornburg Mortgage, Inc. (the “Company”) hereby revises and amends the terms of the Plan as follows, effective January 24, 2006:

Section 2.9 of the Plan shall be deleted in its entirety and replaced with the following:

“Committee: shall mean the Compensation Committee of the Company appointed by the Board, or if no such committee has been appointed, the Board. The Committee shall consist of two or more members of the Board, each of whom shall qualify as an Independent Director and as an “outside director” as defined in Section 1.162-27(e)(3) of the Treasury Regulations.”

Section 2.21A shall be added to the Plan as follows:

“Independent Director: shall mean Independent Director as such term is defined in the Company’s Amended and Restated Bylaws, and any subsequent amendments to or restatements thereof.”

Section 3.2(a) of the Plan shall be deleted in its entirety and replaced with the following:

“Each non-employee Director shall receive individual Grants in the form of PSRs having the Fair Market Value of Notional Options to purchase 0.1% of the total number of shares of Common Stock and preferred stock sold by the Company in any public offering or private or direct placement.”

Section 3.4 of the Plan shall be deleted in its entirety and replaced with the following:

“Initial Awards. Whenever an Independent Director is initially appointed to the Committee, such Independent Director shall automatically be granted (i) 10,000 PSRs and (ii) 15,000 DERs. The vesting schedule for the PSRs and DERs shall be as specified by the Committee.”

Section 3.6.1 of the Plan shall be amended by amending the first sentence to read as follows:

“A former Director or a former managing director of the Manager and such other persons as may be designated from time to time by the Committee shall be eligible to serve on the Advisory Board after reaching the Minimum Combination of Years.”

Section 5.1 of the Plan shall be deleted in its entirety and replaced with the following:

“Administration by the Committee. The Plan shall be administered by the Committee.”

Section 8.2 of the Plan shall be deleted in its entirety and replaced with the following:

“Amendment or Termination. The Plan may be amended, modified or terminated by the Board, including a majority of the Independent Directors, at any time or from time to time, provided that no such amendment, modification or termination shall, without the consent of the affected Participant, adversely affect the vested rights of a Participant.”

The Plan, as amended herein, is in all respects ratified and affirmed on behalf of the Company by its Board of Directors, including a majority of its Independent Directors.

The Company has caused this Amendment No. 4 to the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized as of the date written above.

THORNBURG MORTGAGE, INC.
a Maryland corporation

By:	/s/ Larry A. Goldstone
Larry A. Goldstone
President and Chief Operating Officer

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